Exhibit 10.3

Mueller Group, Inc.

August 12, 2005

George P. Bukuras

c/o 110 Corporate Drive, Suite 10

Portsmouth, New Hampshire 03801

Dear George:

This letter agreement specifically references and explicitly expresses an intent to amend the Employment Agreement, dated as of February 1, 2003, between you and Mueller Group, Inc. (the “Company”), relating to your employment with the Company (the “Agreement”).  The parties hereto hereby agree as follows:

1.             The Agreement is hereby amended by adding a new subsection (g) under Paragraph 6 of the Agreement, as follows:

“(g).  Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Employee’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by the Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The provisions of this Paragraph 6(g) shall only apply to the extent required to avoid the Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.”

2.             The Employee specifically waives the Company’s obligation under the second sentence of Section 6(b), provided that this waiver shall only apply to the merger contemplated by the Agreement and Plan of Merger (as may be amended from time to time in accordance with its terms), dated as of June 17, 2005, among Mueller Water Products, Inc., Walter Industries, Inc., JW MergerCo, Inc. and DLJ Merchant Banking II, Inc..

3.             Except as specifically modified pursuant to paragraphs 1 and 2 of this letter agreement, all of the terms and provisions of the Agreement shall remain in full force and effect.

Please indicate your acceptance of the foregoing by signing below.

MUELLER GROUP, INC.

	By:	/s/
Thomas E. Fish
Interim Chief Financial Officer and
Assistant Secretary

Accepted and Agreed:

/s/
George P. Bukuras